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EXHIBIT 5.1
Rubin, Bailin, Ortoli, Mayer & Baker LLP
405 Park Avenue
New York, NY 10022

December 21, 2004

Express Systems Corporation
114 W. Magnolia Street
Suite 446
Bellingham, WA 98225

Re: REGISTRATION STATEMENT ON FORM SB-2

Dear Ladies and Gentlemen:

We have acted as counsel to Express Systems Corporation (the "Company"), a Nevada corporation, in connection with the preparation and filing of a Registration Statement on Form SB-2/A including a prospectus ("Prospectus") to be filed on December 21, 2004  (the "Registration Statement") covering 400,000 authorized but unissued shares of Common Stock, par value $0.001, being offered by the Company (collectively, the "Shares"). Pursuant to the Registration Statement, the Shares are to be sold to the public by the Company on a self-underwritten basis.

We have examined copies of the Articles of Incorporation, the By-Laws of the Company, the Registration Statement, and such other corporate records, proceedings and documents, including the consents of the Board of Directors of the Company, as we have deemed necessary for the purpose of rendering this opinion. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. We have further examined the 2003 Nevada Revised Statutes, all applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, to be issued in accordance with the terms of the offering as set forth in the Prospectus included as part of the Registration Statement, and when issued and paid for, will constitute validly authorized and legally issued Shares, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus.

Very truly yours,

/s/ Rubin, Bailin, Ortoli, Mayer & Baker
LLP